                                                                     Exhibit 4.3

                          CERTIFICATE OF DESIGNATIONS

                  $3.75 SERIES B CONVERTIBLE PREFERRED STOCK

                                      OF

                                AMAX GOLD INC.

                           PAR VALUE $1.00 PER SHARE
                        LIQUIDATION VALUE $50 PER SHARE

                    PURSUANT TO SECTION 151 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned duly authorized officer of Amax Gold Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL"), and pursuant to Section 151 thereof, hereby certifies as follows:

     FIRST: The Restated Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 210,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of common stock, par value $.01 per share ("Common Stock"); and 10,000,000 shares shall be shares of preferred stock, par value $1.00 per share ("Preferred Stock").

     SECOND: The Restated Certificate of Incorporation, as amended, of the Corporation, authorizes the Board of Directors of the Corporation to provide for the issuance of Preferred Stock in one or more series, with such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and except as otherwise provided in the Restated Certificate of Incorporation or any amendment thereto.

     THIRD: Pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation, as amended, of the Corporation under the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, at a meeting duly held on July 26, 1994, and the Pricing Committee of the Board of Directors of the Company, by written consent dated August 4, 1994, adopted the following resolutions providing for an issue of a series of the Corporation's Preferred Stock, which resolutions are still in full force and effect and are not in conflict with any provision of the Restated Certificate of Incorporation, as amended, or the By-Laws of the Corporation:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL and the provisions of its Restated Certificate of Incorporation, as amended, an issue of a series of the Preferred Stock, par value $1.00 per share, of the Corporation is hereby created, consisting of 1,840,000 shares, with the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

     (1)  Designation, Number of Shares and Rank.  The designation of such
          --------------------------------------
series shall be "$3.75 Series B Convertible Preferred Stock" (hereinafter referred to as the "Series B Convertible Preferred Stock"). Each share of Series B Convertible Preferred Stock shall be identical in all respects with the other shares of Series B Convertible Preferred Stock.

     All shares of Series B Convertible Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock.

     (2)  Dividends.  The holders of shares of Series B Convertible Preferred
          ---------
Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefor, dividends at the annual rate of $3.75 per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable in cash in equal quarterly installments on the 1st day of August 15, November 15, February 15 and May 15 of each year, commencing on November 15, 1994 (except that if any such date is not a business day, then such dividend shall be payable on the next succeeding business day) (each, a "Dividend Payment Date"), to stockholders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding such Dividend Payment Date, as are fixed by the Board of Directors of the Corporation. For the purposes hereof, the term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York. Subject to the next paragraph of this Section 2, dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. The amount of dividends payable per share of Series B Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual amount by four. The amount of dividends payable on the Series B Convertible Preferred Stock for the initial dividend period and for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series B Convertible Preferred Stock shall not be entitled to any dividend whether payable in cash, property or stock, in excess of the full cumulative dividends on such shares of Series B Convertible Preferred Stock.

     On each Dividend Payment Date all dividends which shall have accrued on each share of Series B Convertible Preferred Stock outstanding on such Dividend Payment Date shall accumulate and be deemed to become "due" whether or not declared and whether or not there shall be funds legally available for the payment thereof. Any dividend which shall not be paid on the Dividend Payment Date on which it shall become due shall be deemed to be "past due" until such dividend shall be paid or until the share of Series B Convertible Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest or sum of money or other property or securities in lieu of interest shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Series B Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     No dividends or other distributions, other than dividends payable solely in shares of Common Stock, shall be paid, or declared and set apart for payment in respect of, and no purchase, redemption or other acquisition for any consideration shall be made by the Corporation of and no sinking fund or other analogous fund payments shall be made in respect of any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends or as to liquidation rights to the Series B Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock, including the full dividend for the then current dividend period, shall have been paid or declared and set apart for payment and the Corporation is not in default in respect of the optional redemption of any shares of Series B Convertible Preferred Stock.

     No dividends or other distributions shall be paid or declared and set apart for payment and no purchase, redemption or other acquisition for any consideration shall be made by the Corporation of, and no sinking fund or other analogous fund payments shall be made in respect of, any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock (the "Parity Dividend Stock"), including any then outstanding $2.25 Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No dividends shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Series B Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series B Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation or any Parity Dividend Stock unless the Corporation could, under this Section 2, purchase or otherwise acquire such shares at such time and in such manner. Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     (3)  Liquidation Preference.  In the event of any liquidation, dissolution
          ----------------------
or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series B Convertible Preferred Stock (the "Junior Liquidation Stock"). In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series B Convertible Preferred Stock and any other class or series of the Corporation's capital stock which has been or may hereafter be created ranking on a parity as to liquidation rights with the Series B Convertible Preferred Stock (the "Parity Liquidation Stock"), including any then outstanding Series A Preferred Stock, the holders of the Series B Convertible Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of Series B Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 (unless in connection therewith the liquidation of the Corporation is specifically approved).

     The holder of any shares of Series B Convertible Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 3 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series B Convertible Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series B Convertible Preferred Stock to the Corporation free of any liens or encumbrances thereon or rights of third parties thereto. As in the case of the Redemption Price referred to below, no interest shall accrue on any payment upon liquidation after the due date thereof.

     (4)  Redemption at the Option of the Corporation.
          -------------------------------------------

          (a)  Right of Redemption.  Subject to and upon compliance with the
               -------------------
provisions of this Section 4, the Corporation, at its option, may at any time redeem the Series B Convertible Preferred Stock, in whole or from time to time in part, on any date on or after August 15, 1997 set by the Board of Directors of the Corporation, at the following redemption prices per share, if redeemed during the 12-month period commencing on August 15, of the year indicated:


                                                            Price
      Years                                               per Share
      -----                                               ---------

       1997.............................................    $52.625
       1998.............................................     52.250
       1999.............................................     51.875
       2000.............................................     51.500
       2001.............................................     51.125
       2002.............................................     50.750
       2003.............................................     50.375
       2004 and thereafter..............................     50.000


plus in each case accrued and unpaid dividends to, but excluding, the date of redemption.

     In case of the redemption of less than all of the then outstanding Series B Convertible Preferred Stock, the shares of Series B Convertible Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other equitable manner as the Board of Directors of the Corporation reasonably may determine. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Series B Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Series B Convertible Preferred Stock and Parity Dividend Stock then outstanding shall have been paid for all past dividend periods.

          (b)  Manner of Exercise of Redemption Option.  In order to exercise
               ---------------------------------------
its redemption option, the Corporation must give written notice in person or by first class mail, postage prepaid, of such redemption to each holder of record of the shares of Series B Convertible Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Corporation not more than 60 days nor less than 30 days prior to the redemption date. Each such notice of redemption shall state, as appropriate: (1) the date fixed for redemption; (2) the number of shares of Series B Convertible Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
(3) the Redemption Price per share of Series B Convertible Preferred Stock; (4) the place or places of payment that payment of the Redemption Price will be made upon presentation and surrender of the certificate or certificates evidencing the shares of Series B Convertible Preferred Stock to be redeemed; (5) that on and after the redemption date, dividends will cease to accrue on such shares; and (6) the then effective Conversion Price pursuant to Section 5 and that the right of holders to convert shall terminate at the close of business on the redemption date (unless the Corporation defaults in the payment of the Redemption Price).

          Any notice that is delivered or mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series B Convertible Preferred Stock receives such notice; and failure to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares of Series B Convertible Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price as herein provided. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, cash necessary for the redemption shall be available for such purpose and irrecoverably shall have been deposited or set apart, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares no longer shall be deemed outstanding, the holders thereof shall cease to be holders of Series B Convertible Preferred Stock, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive payment of the Redemption Price as herein provided, without interest, upon surrender of their certificates therefor) shall terminate. Any cash necessary for the redemption of shares of Series B Convertible Preferred Stock shall be deemed to be available therefor for purposes of the preceding sentence and for purposes of Section 7, if, on or before the date fixed for redemption, the Company shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank that has, a capital surplus of at least $50,000,000, the cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of the Series B Convertible Preferred Stock and any Parity Dividend Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Series B Convertible Preferred Stock to be redeemed on any cash so set apart by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          The holder of any shares of Series B Convertible Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate or certificates representing such shares of Series B Convertible Preferred Stock redeemed and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares of Series B Convertible Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Series B Convertible Preferred Stock after its redemption date.

          In the event that any shares of Series B Convertible Preferred Stock shall be converted into Common Stock pursuant to Section 5, then (i) the Corporation shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Redemption Price for such shares of Series B Convertible Preferred Stock shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Series B Convertible Preferred Stock on the record date for such dividends, to the extent set forth in Section 5 hereof, regardless of whether such shares are converted subsequent to such record date and prior to the related Dividend Payment Date).

          (c)  Cash Payments in Lieu of Fractional Shares.  No fractional shares
               ------------------------------------------
of Series B Convertible Preferred Stock shall be issued upon any redemption of Series B Convertible Preferred Stock, but, in lieu thereof, the Corporation shall pay to the holder of such shares an appropriate amount in cash (computed to the nearest cent) based on the value of the shares of Series B Convertible Preferred Stock as determined in good faith by the Corporation's Board of Directors.

     (5)  Conversion.
          ----------

          (a)  Right of Conversion.  Subject to and upon compliance with the
               -------------------
provisions of this Section 5, each share of Series B Convertible Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after 5:00 p.m. (New York City time) on the date fixed for such redemption, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $50.00 by the Conversion Price (as defined in Section 5(d)) in effect at such time and by surrender of such share so to be converted in the manner provided in Section 5(b).

          (b)  Manner of Exercise of Conversion Privilege.  In order to exercise
               ------------------------------------------
the conversion privilege, the holder of one or more shares of Series B Convertible Preferred Stock to be converted shall surrender such shares at any of the offices or agencies to be maintained for such purpose by the Corporation accompanied by the funds, if any, required by the last paragraph of this Section 5(b) and shall give written notice of conversion in the form provided on such shares of Series B Convertible Preferred Stock (or such other notice as is reasonably acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Series B Convertible Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Each share of Series B Convertible Preferred Stock surrendered for conversion, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series B Convertible Preferred Stock is registered, shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney. As promptly as practicable after the surrender of such shares of Series B Convertible Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the

Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series B Convertible Preferred Stock in accordance with the provisions of this
Section 5 and a check or cash in respect of any fractional interest in a share of Common Stock arising upon such conversion, as provided in Section 5(c).

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the business day following the date on which such shares of Series B Convertible Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price in effect on the close of business on such next succeeding business day upon which such shares of Series B Convertible Preferred Stock shall have been surrendered and such notice received by the Corporation.

          Any shares of Series B Convertible Preferred Stock surrendered for conversion during the period from the close of business on the record date for any dividend payment to the opening of business on the related Dividend Payment Date (unless such shares of Series B Convertible Preferred Stock shall have been called for redemption on a date in such period) shall be accompanied by payment, in funds acceptable to the Corporation, of an amount equal to the dividend otherwise payable on such Dividend Payment Date. Except as provided for above in this Section, no adjustment shall be made for dividends accrued on any shares of Series B Convertible Preferred Stock converted or for dividends on any shares issued upon the conversion of such shares as provided in this Section.

     (c)  Cash Payments in Lieu of Fractional Shares.  No fractional shares or
          ------------------------------------------
scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. If more than one share of Series B Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate of $50.00 for each such share so surrendered. In lieu of any fractional interest in a share of

Common Stock which would otherwise be deliverable upon the conversion of any share of Series B Convertible Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the average Closing Price per share of Common Stock as calculated for the ten day trading period ending on the fifth trading day prior to the day of conversion multiplied by the fractional interest in a share of Common Stock that otherwise would have been deliverable upon conversion of such share.

     (d)  Adjustment of Conversion Price.  The "Conversion Price" shall mean and
          ------------------------------
be $8.25, subject to adjustment from time to time by the Corporation as follows:

          (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock (other than pursuant to a dividend reinvestment or similar plan), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series B Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification.

          (ii) In case the Corporation shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection
   (iv) of this Section 5(d)) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then with respect to any conversion prior to the expiration of such rights, options or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Audit Committee of the Board of Directors of the Corporation (whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Corporation with the stock transfer agent).

          (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock, evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend of the Corporation paid out of retained earnings and dividends or distributions payable in stock pursuant to a dividend reinvestment or similar plan or for which adjustment is made pursuant to subsection (i) of this
   Section 5(d)) or rights, options or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in subsection (ii) of this Section 5(d)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share of the Common Stock as determined pursuant to subsection (iv) of this
   Section 5(d) less the fair market value on such record date (as determined by the Audit Committee of the Board of Directors of the Corporation, whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Corporation with the stock transfer agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights, options or warrants applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          (iv)  For the purpose of any computation under subsections (ii) and
   (iii) of this Section 5(d), the current market price per share of Common Stock on any date shall be deemed to be the average of the Closing Price for the shorter of (A) 30 consecutive trading days ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights, options or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, options, warrants or distributions referred to in Section 5(d) (ii) and (iii) or (II) the commencement of "ex-dividend" trading on the New York Stock Exchange or such other United States exchange or market on which the Common Stock of the Corporation is then listed or admitted for trading.

          (v) In any case in which this Section 5(d) shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the stock transfer agent of the certificate required by subsection (vii) of this Section 5(d)) issuing to the holder of any share of Series B Convertible Preferred Stock converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

          (vi) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least 1% of such price;

   provided, however, that any adjustments which by reason of this subsection
   (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 5(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 5(d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and
   (iii) above, the Conversion Price shall not be adjusted for any such event including, without limitation, the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

          (vii)  Whenever the Conversion Price is adjusted as herein provided,
   (A) the Corporation promptly shall file with the stock transfer agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, except for arithmetic errors, and (B) the Corporation also shall deliver or mail, or cause to be delivered or mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series B Convertible Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The stock transfer agent shall not be under any duty or responsibility with respect to the certificate required by this subsection
   (vii) except to exhibit the same to any holder of shares of Series B Convertible Preferred Stock who requests to inspect it.

          (viii) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 5(d), the holder of any share of Series B Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Series B Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

          (ix) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall deliver or mail to holders of record of shares of Series B Convertible Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

          (e)  Notice to Holders Prior to Certain Corporate Actions.  In case:
               ----------------------------------------------------

          (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 5(d)(iii); or

         (ii) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, options or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

        (iii) there shall be any reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or any consolidation or merger to which the Corporation is a party or any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or any sale, lease or transfer of all or substantially all of the assets of the Corporation; or

         (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then in each such case the Corporation shall cause to be delivered or mailed by first class mail, postage prepaid, to the holders of shares of Series B Convertible Preferred Stock and the stock transfer agent, as promptly as possible, but in any event at least 20 days prior to the applicable date hereinafter specified, a written notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution, rights, options or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, statutory exchange, sale, lease, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, statutory exchange, sale, lease, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in subsection (i), (ii), (iii) or (iv) of this Section 5(e).

          (f)  Reservation of Shares of Common Stock.  The Corporation covenants
               -------------------------------------
that it will, at all times, reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversions of shares of Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Convertible Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this Section 5(f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Convertible Preferred Stock were held by a single holder.

          Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the shares of Series B Convertible Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

          (g)  Transfer Taxes, Etc.  The Corporation shall pay any and all
               --------------------
documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (h)  Consolidation or Merger or Sale of Assets.  Notwithstanding any
               -----------------------------------------
other provision herein to the contrary, in case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another corporation), or in case of any sale, lease or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, then lawful provision shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property immediately after the merger or consolidation will be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Corporation (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the holder of each share of Series B Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or transfer assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 5(h) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed, Surviving or Acquiring Corporation, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this Section 5(h) shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series B Convertible Preferred Stock.

          The above provisions of this Section 5(h) shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

          (i)  Covenant as to Common Stock.  The Corporation covenants that all
               ---------------------------
shares of Common Stock which may be delivered upon conversions of shares of Series B Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

     The Corporation will list and keep listed, so long as the Common Stock shall be listed on The New York Stock Exchange, all Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock.

     (6)  Voting Rights.
          -------------

          (a)  General.  The holders of Series B Convertible Preferred Stock
               -------
shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Series B Convertible Preferred Stock will have one vote for each share held. Any shares of Series B Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

          (b)  Default Voting Rights.  Whenever dividends on the Series B
               ---------------------
Convertible Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividend payments (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Series B Convertible Preferred Stock (voting as a class together with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable (other than the Series A Preferred Stock)) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series B Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors.

          The foregoing right of the holders of the Series B Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Series B Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Series B Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

          The holders of the Series B Convertible Preferred Stock and any such Parity Dividend Stock referred to above (excluding the holders of Series A Preferred Stock) voting together shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this
Section 6.

          (c)  Class Voting Rights.  So long as the Series B Convertible
               -------------------
Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding shares of Series B Convertible Preferred Stock (unless the vote or consent of a greater percentage is required by applicable law or the Restated Certificate of Incorporation, as amended, of the Corporation), voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Restated Certificate of Incorporation, as amended, or the Bylaws of the Corporation, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series B Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Series B Convertible Preferred Stock. A class vote on the part of the Series B Convertible Preferred Stock, without limitation, specifically shall not be deemed to be required (except as otherwise required by law or resolution of the Board of Directors of the Corporation) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to, or on a parity with, the Series B Convertible Preferred Stock in respect of the payment of dividends and upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Series B Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

     (7)  Outstanding Shares.  For purposes of this Certificate of Designations,
          ------------------
all shares of Series B Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 4, all shares of Series B Convertible Preferred Stock that have been so called for redemption under Section 4 if the cash necessary for payment of the Redemption Price irrevocably has been set aside; (ii) from the date of surrender of certificates representing shares of Series B Convertible Preferred Stock, all shares of Series B Convertible Preferred Stock converted into Common Stock; and
(iii) from the date of registration of transfer, all shares of Series B Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

     (8)  No Other Rights and Powers.  The shares of Series B Convertible
          --------------------------
Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

     (9)  Preemptive Rights.  The Series B Convertible Preferred Stock is not
          -----------------
entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

     (10) Severability of Provisions.  Whenever possible, each provision hereof
          --------------------------
shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     "FURTHER RESOLVED, that each officer of the Corporation hereby is authorized, in the name and on behalf of the Corporation, to prepare, execute, seal and file, or cause to be prepared, executed, sealed and filed, the Certificate of Designations relating to the Series B Convertible Preferred Stock in accordance with the Delaware General Corporation Law and to take any and all such action with respect thereto that such officer of the Corporation shall deem necessary or advisable; and

     "FURTHER RESOLVED, that each officer of the Corporation hereby is authorized, in the name and on behalf of the Corporation, to execute and deliver, or cause to be made, executed and delivered, all such officers' certificates and such other agreements, undertakings, documents or instruments and to perform such other acts as such officer may deem necessary or appropriate in order to effectuate the purpose and intent of these resolutions;

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by Richard B. Esser, its Vice President, and attested by its Secretary, this 4th day of August, 1994.


                                     AMAX GOLD INC.


                                     By: /s/ Richard B. Esser
                                        --------------------------------
                                        Richard B. Esser
                                        Vice President



 Attest:



 By: /s/ Paul J. Hemschoot, Jr.
    ------------------------------
    Paul J. Hemschoot, Jr.
    Secretary